Exhibit (c)(4)

Project Dragon PRESENTATION TO THE SPECIAL COMMITTEE OCTOBER 6, 2018 PRELIMINARY AND CONFIDENTIAL | SUBJECT TO FURTHER REVIEW AND REVISION

Table of Contents Page 1. Executive Summary 3 2. Financial Analyses Summary 7 3. Appendices 17 Other Information 18 Selected Public Market Observations 21 Glossary of Terms 31 4. Disclaimer 34 Preliminary and Confidential | Subject to Further Review and Revision 2

Page 1. Executive Summary 3 2. Financial Analyses Summary 7 3. Appendices 17 4. Disclaimer 34

Transaction Value Overview

(dollars and ADSs in millions, except per ADS values)

Summary of Transaction Value

Security [1]	Fully-Diluted ADSs Outstanding [2]	Per ADS Transaction Consideration
ADS	83.4	$9.70
Implied Values		
Implied Common Equity		**$808.6**
Adjustments:		
Total Debt [3]		1,290.7
Severance [4]		0.4
Cash and Cash Equivalents [3][5]		(128.5)
Land Held for Sale [6]		(3.2)
Sale of Hanwha Q CELLS Corporation [7]		(29.9)
Equity Method Investments [3][8]		(61.8)
Implied Enterprise Value		**$1,876.3**

Implied Transaction Multiples

Adjusted EBITDA [3][9]	Metric	Implied Multiple
LTM (8/31/18)	$181.1	10.4x
CY 2018E [10]	$222.7	8.4x
CY 2019E [10]	$175.0	10.7x
CY 2020E	$208.3	9.0x

Implied Premiums to Historical Stock Trading Prices

Unaffected Trading Period As of 8/2/18 [11]	Average Closing / Closing ADS Price [12]	Implied Premium of Per ADS Transaction Consideration Over Average Closing / Closing ADS Price
1-Day Closing	$6.60	47.0%
5-Day Average Closing	$6.47	49.8%
10-Day Average Closing	$6.27	54.8%
1-Month Average Closing	$5.96	62.8%
3-Month Average Closing	$6.51	49.0%
6-Month Average Closing	$7.10	36.6%
1-Year Average Closing	$7.40	31.1%
52-Week High - 11/9/17 Closing	$9.05	7.2%
52-Week Low - 7/5/18 Closing	$5.43	78.6%

Source: Company management, public filings, Capital IQ.

Note: Hanwha Q CELLS Co., Ltd. is referred to herein as the "Company" or "Hanwha Q CELLS".

1. *Assumes 100% of purchased equity in the proposed Transaction is in the form of ADSs for simplification and presentation purposes. The resulting implied common equity value is unaffected by this assumption.*
2. *Represents an equivalent of 83.3 million ADSs and 0.1 million restricted stock units outstanding as of September 30, 2018 and July 23, 2018, respectively. Per public filings and Company management, 1 restricted stock unit is equivalent to 1 ADS. Additionally, the Company has approximately 0.34 million options representing approximately 0.01 million ADSs, all of which are out-of-the money based on the proposed Per ADS Transaction Consideration.*
3. *Historical and projected financial metrics per Company management as of 8/31/18.*
4. *Reflects the remaining amount of severance costs to be paid in the 4th quarter of 2018 related to the discontinuation of the Company's ingot production (which are not already captured in the financial projections), per Company management.*
5. *Excludes $166.9 million restricted cash related to amounts temporarily held by banks as collateral for letter of credit facilities, notes payable and bank borrowings, per Company management.*
6. *Per Company management, the Company reached an agreed upon price of $5.3 million to sell 639,785 acres of unused property owned by the Company. Per Company management, the Company received 40% of the agreed upon price on 8/15/18 and, as a result, $3.2 million reflects the remaining 60% that the Company anticipates to receive this year. Converted to USD using an exchange rate of 0.146 as of 10/5/18.*
7. *Per Company management, the Company is in the process of transferring the net assets of its subsidiary Hanwha Q CELLS Corporation to its affiliate Hanwha Q CELLS Korea. While the terms of the asset transfer transaction are still being finalized, Company management has instructed us to assume that the sale price will be approximately $39.5 million and that the proceeds would be subject to taxes in Korea at the corporate rate of 24.2%.*
8. *Represents the book value as of 8/31/18 of long-term investments and joint ventures accounted for under the equity method.*
9. *Adjusted EBITDA excludes the impact of income or loss from equity method investment.*
10. *Per Company management, the Company has experienced delays with some of its EPC projects, and as such, Company management has suggested that a material portion of its projected EPC revenue may be recognized in 2019 instead of 2018. However, due to the timing uncertainty, the Company has indicated that it has not reflected any adjustments for this delay in the financial projections.*
11. *Hanwha Solar Holdings Co., Ltd., a wholly-owned subsidiary of Hanwha Chemical Corporation, ("Hanwha") announced its intention to acquire the remaining ordinary shares and ADSs of Hanwha Q CELLS not currently owned for $0.18 per share or $9.00 per ADS following the close of the market on 8/2/18 (the "Initial Proposal").*
12. *Per Capital IQ.*

Preliminary and Confidential | Subject to Further Review and Revision

HOULIHAN LOKEY | 4

Selected Changes From the Special Committee Discussion Materials Dated September 11, 2018

In addition to the selected changes below, on September 28, 2018 Hanwha, through its financial advisor Citigroup Global Markets Inc. ("Citi"), verbally communicated an updated offer of $9.50 per ADS (up from the Initial Proposal of $9.00 per ADS). On October 4, 2018, Citi verbally communicated that Hanwha has further increased its offer to $9.70 per ADS (the "Revised Proposal").

(dollars in millions)	September 11, 2018 (Market Data as of September 6, 2018)	October 6, 2018 (Market Data as of October 5, 2018)
Selected Companies		
Selected Adjusted EBITDA Multiples		
LTM [1]	9.5x – 11.0x	9.0x – 10.5x
CY 2018E	7.0x – 8.5x	7.0x – 8.5x
CY 2019E	8.5x – 10.0x	8.5x – 10.0x
CY 2020E	8.0x – 9.5x	8.0x – 9.5x
Selected Transactions		
Selected Adjusted EBITDA Multiples		
CY 2018E	7.0x – 8.5x	7.0x – 8.5x
Discounted Cash Flows		
Selected Long-Term Growth Rate	2.00% – 3.00%	2.00% – 3.00%
Selected Discount Rate	10.00% – 12.00%	10.50% – 11.50%
Other Selected Items		
LTM Adjusted EBITDA [1]	$164.7	$181.1
Cash and Cash Equivalents [2]	$173.3	$128.5
Total Debt [2]	$1,299.2	$1,290.7
Land Held for Sale [3]	$5.3	$3.2
Sale of Hanwha Q CELLS Corporation [4]	$43.3	$29.9
Equity Method Investments [2]	$61.5	$61.8
Severance [5]	$3.0	$0.4

Sources: Public filings, Company management.

1. *Represents LTM ended 7/31/18 and 8/31/18 for the September 11, 2018 discussion materials and October 6, 2018 discussion materials, respectively.*
2. *Represents Company balance sheet figures as of 7/31/18 and 8/31/18 for the September 11, 2018 discussion materials and October 6, 2018 discussion materials, respectively. Per Company management, Company cash balance decreased in part due to payment of the Company's accounts payable and an increase to restricted cash related to additional letters of credit.*
3. *Per Company management, the Company reached an agreed upon price of $5.3 million to sell 639,785 acres of unused property owned by the Company. Per Company management, the Company received 40% of the agreed upon price on 8/15/18 and, as a result, $3.2 million reflects the remaining 60% that the Company anticipates to receive this year. Converted to USD using an exchange rate of 0.146 as of 10/5/18.*
4. *Per Company management, the sale of certain net assets of its subsidiary Hanwha Q CELLS Corporation will no longer include $17.6 million of equity method investments, therefore, the amount is reduced by $17.6 million less taxes of approximately 24.2%.*
5. *Per Company management, the Company paid most of the severance costs associated with the Company's discontinued ingot production in August 2018. Company management stated that it expects to pay the remaining $0.4 million in the 4th quarter of 2018.*

Preliminary and Confidential | Subject to Further Review and Revision

HOULIHAN LOKEY | 5

Selected Changes From the Special Committee Discussion Materials Dated September 11, 2018 (cont.)

Additionally, since the Special Committee Discussion Materials Dated September 11, 2018, the following market changes have occurred with regards to the Selected Companies:

	9/11/2018 Special Committee Discussion Materials				10/6/2018 Special Committee Discussion Materials							
	Market Data as of 9/6/2018				Market Data as of 10/5/2018				Change			
	Enterprise Value [1] to Adjusted EBITDA				Enterprise Value [1] to Adjusted EBITDA				Enterprise Value [1] to Adjusted EBITDA			
Selected Companies	**LTM**	**CY 2018E**	**CY 2019E**	**CY 2020E**	**LTM**	**CY 2018E**	**CY 2019E**	**CY 2020E**	**LTM**	**CY 2018E**	**CY 2019E**	**CY 2020E**
Canadian Solar Inc. [2]	5.6x	8.4x	9.4x	9.7x	5.6x	8.4x	9.4x	9.7x	0.0x	0.0x	0.0x	0.0x
EGing Photovoltaic Technology Co.,Ltd.	9.3x	NA	NA	NA	8.7x	NA	NA	NA	-0.5x	NA	NA	NA
First Solar, Inc.	10.7x	8.4x	4.5x	3.8x	9.4x	7.5x	3.9x	3.2x	-1.4x	-1.0x	-0.6x	-0.6x
JinkoSolar Holding Co., Ltd.	10.2x	7.4x	8.4x	6.3x	9.4x	7.0x	7.9x	5.9x	-0.7x	-0.4x	-0.5x	-0.4x
Low	5.6x	7.4x	4.5x	3.8x	5.6x	7.0x	3.9x	3.2x	-1.4x	-1.0x	-0.6x	-0.6x
High	10.7x	8.4x	9.4x	9.7x	9.4x	8.4x	9.4x	9.7x	0.0x	0.0x	0.0x	0.0x
Median	9.7x	8.4x	8.4x	6.3x	9.0x	7.5x	7.9x	5.9x	-0.6x	-0.4x	-0.5x	-0.4x
Mean	8.9x	8.1x	7.4x	6.6x	8.3x	7.6x	7.1x	6.2x	-0.7x	-0.5x	-0.4x	-0.3x
Hanwha Q CELLS [3]	11.0x	8.6x	8.8x	NA	10.8x	8.5x	8.7x	NA	-0.2x	-0.1x	-0.1x	NA
Hanwha Q CELLS - Unaffected ADS Price as of 8/2/18 [3]	9.3x	8.0x	8.2x	NA	9.3x	8.0x	8.2x	NA	0.0x	0.0x	0.0x	NA

Sources: Public filings, Capital IQ, and Bloomberg.
Note: No company used in this analysis for comparative purposes is identical to the Company.
1. Enterprise value equals equity market value + debt outstanding + preferred stock + minority interests – cash and cash equivalent.
2. On 12/11/17, Canadian Solar announced receipt of a non-binding proposal from its Chairman and CEO to acquire the remaining ~77% not currently owned by the Chairman/CEO for $18.47 per share (the "Chairman/CEO Proposal") and that the company formed a special committee to consider the Chairman/CEO Proposal. On September 6, 2018, Canadian Solar announced that the special committee and its advisors "continue to assess" the Chairman/CEO Proposal, but the company has not made any indications about its decision or a formal response to the proposal.
3. LTM based on the most recently completed 12-month period for which financial information has been made public and CY 2018E and CY 2019E based on Roth Capital analyst estimates of Adjusted EBITDA as of 6/4/2018.

Preliminary and Confidential | Subject to Further Review and Revision

HOULIHAN LOKEY | 6

Page 1. Executive Summary 3 2. Financial Analyses Summary 7 3. Appendices 17 4. Disclaimer 34

Financial Analyses Implied Per ADS Equity Value Reference Ranges (dollars in actuals) Hanwha Q CELLS’ The Revised Proposal: Unaffected Price per ADS as $9.70 per ADS of 8/2/181: $6.60 LTM (8/31/2018) Adjusted EBITDA $6.75 $10.00 9.0x – 10.5x Analysis CY 2018E Adjusted EBITDA [2] $5.89 $9.90 Companies 7.0x – 8.5x CY 2019E Selected $5.04 $8.18 Adjusted EBITDA [2] 8.5x – 10.0x CY 2020E $7.19 $10.94 Adjusted EBITDA 8.0x – 9.5x SelectedTransactions Analysis CY 2018E $5.89 $9.90 Adjusted EBITDA [2] 7.0x – 8.5x Discounted Flow [2] Discount Rate: Analysis $7.54 $12.30 10.50% - 11.50% Cash Perpetual Growth Rate: 2.00% - 3.00% $2.00 $4.00 $6.00 $8.00 $10.00 $12.00 $14.00 $16.00 $18.00 $0.00 Source: Company management. Note: No particular weight was attributed to any single analysis. 1. Hanwha announced the Initial Proposal following the close of the market on 8/2/18. 2. Per Company management, the Company has experienced delays with some of its EPC projects, and as such, Company management has suggested that a material portion of its projected EPC revenue may be recognized in 2019 instead of 2018. However, due to the timing uncertainty, the Company has indicated that it has not reflected any adjustments for this delay in the financial projections. Preliminary and Confidential | Subject to Further Review and Revision 8

Financial Analyses

Summary Reference Ranges

Implied Per ADS Equity Value Reference Ranges

(dollars in millions, except per ADS values)

	Selected Companies Analysis LTM (8/31/2018) Adjusted EBITDA		Selected Companies Analysis CY 2018E [1] Adjusted EBITDA		Selected Companies Analysis CY 2019E [1] Adjusted EBITDA		Selected Companies Analysis CY 2020E Adjusted EBITDA		Selected Transactions Analysis CY 2018E [1] Adjusted EBITDA		Discounted Cash Flow Analysis [1] Perpetual Growth Rate 2.00% -- 3.00% Discount Rate 10.50% -- 11.50%	
Corresponding Base Amount	$181.1		$222.7		$175.0		$208.3		$222.7			
Selected Enterprise Value / Adjusted EBITDA Multiples Ranges	9.0x	10.5x	7.0x	8.5x	8.5x	10.0x	8.0x	9.5x	7.0x	8.5x		
Implied Enterprise Value Reference Range	$1,630.0	$1,901.7	$1,558.9	$1,892.9	$1,487.4	$1,749.9	$1,666.8	$1,979.3	$1,558.9	$1,892.9	$1,696.5	$2,092.8
Cash and Cash Equivalents as of 8/31/2018 [2]	128.5	128.5	128.5	128.5	128.5	128.5	128.5	128.5	128.5	128.5	128.5	128.5
Land Held for Sale [3]	3.2	3.2	3.2	3.2	3.2	3.2	3.2	3.2	3.2	3.2	3.2	3.2
Sale of Hanwha Q CELLS Corporation [4]	29.9	29.9	29.9	29.9	29.9	29.9	29.9	29.9	29.9	29.9	29.9	29.9
Equity Method Investments as of 8/31/2018 [5]	61.8	61.8	61.8	61.8	61.8	61.8	61.8	61.8	61.8	61.8	61.8	61.8
Implied Total Enterprise Value Reference Range	$1,853.4	$2,125.1	$1,782.3	$2,116.3	$1,710.9	$1,973.4	$1,890.2	$2,202.7	$1,782.3	$2,116.3	$1,920.0	$2,316.2
Severance [6]	(0.4)	(0.4)	(0.4)	(0.4)	(0.4)	(0.4)	(0.4)	(0.4)	(0.4)	(0.4)	(0.4)	(0.4)
Total Debt as of 8/31/2018	(1,290.7)	(1,290.7)	(1,290.7)	(1,290.7)	(1,290.7)	(1,290.7)	(1,290.7)	(1,290.7)	(1,290.7)	(1,290.7)	(1,290.7)	(1,290.7)
Implied Total Equity Value Reference Range	$562.4	$834.0	$491.2	$825.2	$419.8	$682.3	$599.1	$911.6	$491.2	$825.2	$628.9	$1,025.1
ADSs Outstanding [7]	83.4	83.4	83.4	83.4	83.4	83.4	83.4	83.4	83.4	83.4	83.4	83.4
Implied Per ADS Equity Value Reference Range	**$6.75**	**$10.00**	**$5.89**	**$9.90**	**$5.04**	**$8.18**	**$7.19**	**$10.94**	**$5.89**	**$9.90**	**$7.54**	**$12.30**

Source: Company management.
Note: No particular weight was attributed to any single analysis.

1. Per Company management, the Company has experienced delays with some of its EPC projects, and as such, Company management has suggested that a material portion of its projected EPC revenue may be recognized in 2019 instead of 2018. However, due to the timing uncertainty, the Company has indicated that it has not reflected any adjustments for this delay in the financial projections.
2. Excludes $166.9 million restricted cash related to amounts temporarily held by banks as collateral for letter of credit facilities, notes payable and bank borrowings, per Company management.
3. Per Company management, the Company reached an agreed upon price of $5.3 million to sell 639,785 acres of unused property owned by the Company. Per Company management, the Company received 40% of the agreed upon price on 8/15/18 and, as a result, $3.2 million reflects the remaining 60% that the Company anticipates to receive this year. Converted to USD using an exchange rate of 0.146 as of 10/5/18.
4. Per Company management, the Company is in the process of transferring the net assets of its subsidiary Hanwha Q CELLS Corporation to its affiliate Hanwha Q CELLS Korea. While the terms of the asset transfer transaction are still being finalized, Company management has instructed us to assume that the sale price will be approximately $39.5 million and that the proceeds would be subject to taxes in Korea at the corporate rate of 24.2%.
5. Represents the book value as of 8/31/18 of long-term investments and joint ventures accounted for under the equity method.
6. Reflects the remaining amount of severance costs to be paid in the 4th quarter of 2018 related to the discontinuation of the Company's ingot production (which are not already captured in the financial projections), per Company management.
7. Represents an equivalent of 83.3 million ADSs outstanding as of September 30, 2018 and 0.1 million restricted stock units outstanding as of July 23, 2018. Per public filings and Company management, 1 restricted stock unit is equivalent to 1 ADS. Additionally, the Company has approximately 0.34 million options representing approximately 0.01 million ADSs, all of which are out-of-the money in all implied per ADS reference ranges above.

Preliminary and Confidential | Subject to Further Review and Revision
HOULIHAN LOKEY | 9

Financial Analyses Selected Historical and Projected Financial Data (dollars in millions) Fiscal Year Ended December 31, LTM Ended Fiscal Year Ending December 31, CAGR 2016 2017 8/31/2018 2018E 2019E 2020E 2021E 2022E 2023E 2018E to 2023E PV Module Quantity (MW) 4,583 5,438 5,535 6,280 6,576 6,850 7,194 7,456 6.1% Average Selling Price ($/Wp) $0.52 $0.38 $0.36 $0.30 $0.29 $0.28 $0.28 $0.27 -5.6% PV Module Revenue $2,370.7 $2,076.0 $2,006.3 $1,864.1 $1,908.3 $1,943.5 $2,000.3 $2,030.0 0.2% Engineering, Procurement & Construction Revenue [1] 19.0 41.4 194.9 176.2 153.5 168.2 177.9 192.5 -0.2% IP Reimbursement [2] NSD NSD 42.4 42.4 42.4 42.4 42.4 42.4 NA Eagle Commision [3] 0.0 0.0 0.0 15.4 22.3 23.3 24.2 25.2 NA Other Revenues [4] 36.2 71.5 0.0 0.0 0.0 0.0 0.0 0.0 NA Revenues, Net $2,425.9 $2,188.9 $2,159.0 $2,243.6 $2,098.0 $2,126.5 $2,177.3 $2,244.8 $2,290.2 0.4% Growth% -9.8% 2.5% -6.5% 1.4% 2.4% 3.1% 2.0% Cost of Sales [5] (1,985.6) (1,944.1) (1,869.7) (1,850.1) (1,791.0) (1,785.1) (1,801.8) (1,830.4) (1,838.6) Gross Profit $440.3 $244.8 $289.3 $393.5 $307.1 $341.3 $375.5 $414.3 $451.6 Margin% 18.1% 11.2% 13.4% 17.5% 14.6% 16.1% 17.2% 18.5% 19.7% Selling, General & Administrative (198.3) (213.6) (239.3) (223.2) (195.1) (195.9) (196.9) (198.9) (200.4) Research & Development (49.2) (24.0) (19.1) (22.9) (22.9) (22.9) (22.9) (22.9) (22.9) Other Income / (Expenses) [6] 0.0 18.4 1.0 0.0 0.0 0.0 0.0 0.0 0.0 Depreciation & Amortization [5][7] 89.6 74.9 75.8 75.3 88.1 88.1 88.1 88.1 88.1 Total Adjustments [8] 0.0 55.9 73.3 0.0 (2.2) (2.2) (2.3) (2.3) (2.4) Adjusted EBITDA $282.4 $156.4 $181.1 $222.7 $175.0 $208.3 $241.5 $278.3 $314.0 7.1% Margin% 11.6% 7.1% 8.4% 9.9% 8.3% 9.8% 11.1% 12.4% 13.7% Growth% -44.6% 42.4% -21.4% 19.1% 15.9% 15.2% 12.8% Depreciation & Amortization [5][7] (89.6) (74.9) (75.8) (75.3) (88.1) (88.1) (88.1) (88.1) (88.1) Adjusted EBIT $192.8 $81.5 $105.3 $147.4 $86.9 $120.2 $153.4 $190.2 $225.9 8.9% Margin% 7.9% 3.7% 4.9% 6.6% 4.1% 5.7% 7.0% 8.5% 9.9% Sources: Public filings and Company management projections prepared as of July 2018. Note: The financial projections provided by Company management do not reflect investment income or loss from equity method investments. 1. Management expects significant revenue increase from 2017 to 2018 due to sales in Turkey. Per Company management, the Company has experienced delays with some of its EPC projects, and as such, Company management has suggested that a material portion of its projected EPC revenue may be recognized in 2019 instead of 2018. However, due to the timing uncertainty, the Company has indicated that it has not reflected any adjustments for this delay in the financial projections. 2. Represents reimbursement for IP related services. 3. Reflects commission revenue from sales of products manufactured by a to-be-constructed plant in Georgia, USA, which is owned by an unconsolidated affiliate. 4. Includes revenue from the sale of ingots, PV cells, scrap and packaging materials. The Company shut down its ingot production in 2018 and will not recognize revenue from the sale of ingots going forward. Additionally, Company management expects all cells manufactured in-house to be used in module production, and therefore, no revenue related to the sale of cells is expected to be recognized in the projected period. 5. At the direction of Company management, $12.8 million of depreciation was added to each year from 2019-2023 relating to the additional $64.0 million of capital expenditures to be spent in 2018 by the Company’s Malaysian subsidiary. 6. In 2017, the Company sold certain intellectual property to HQC Korea in exchange for $18.4 million resulting in a gain on sale of $18.4 million. The $1.0 million in the LTM period represents the effect of exchange rate fluctuation between USD and EUR on the gain on sale. 7. Excludes impairment costs of $4.5 million, $36.3 million and $36.3 million in the 2016, 2017 and LTM periods, respectively. 8. Total Adjustments: Loss from Discontinuation of Wafer Manufacturing $0.0 $39.2 $39.2 $0.0 $0.0 $0.0 $0.0 $0.0 $0.0 One-Time Bad Debt Expense 0.0 35.1 35.1 0.0 0.0 0.0 0.0 0.0 0.0 Public Company Costs [9] 0.0 0.0 0.0 0.0 (2.2) (2.2) (2.3) (2.3) (2.4) Gain on Sale of Assets [6] 0.0 (18.4) (1.0) 0.0 0.0 0.0 0.0 0.0 0.0 Total Adjustments $0.0 $55.9 $73.3 $0.0 ($2.2) ($2.2) ($2.3) ($2.3) ($2.4) 9. Per Company management, public company costs are $2.2 million as of calendar year 2018 and are expected to increase at an inflationary rate of approximately 2.0% thereafter. At the direction of Company management, these public company costs were added to the projections in each year from 2019-2023. 10 Preliminary and Confidential | Subject to Further Review and Revision

Financial Analyses

Selected Companies Analysis

(dollars in millions, except per share/ADS values)

Selected Companies	Country	Exchange	Share / ADS Price [2]	Equity Market Value [2,3]	Enterprise Value [2,3]	Enterprise Value [1] to Adjusted EBITDA LTM	CY 2018E	CY 2019E	CY 2020E
Canadian Solar Inc. [4]	Canada	NasdaqGS	$14.21	$857.5	$2,380.3	5.6x	8.4x	9.4x	9.7x
EGing Photovoltaic Technology Co.,Ltd.	China	SHSE	$0.45	532.7	435.0	8.7x	*NA*	*NA*	*NA*
First Solar, Inc.	United States	NasdaqGS	$46.97	5,030.7	2,344.0	9.4x	7.5x	3.9x	3.2x
JinkoSolar Holding Co., Ltd.	China	NYSE	$9.62	383.7	1,367.7	9.4x	7.0x	7.9x	5.9x
Low						5.6x	7.0x	3.9x	3.2x
High						9.4x	8.4x	9.4x	9.7x
Median						9.0x	7.5x	7.9x	5.9x
Mean						8.3x	7.6x	7.1x	6.2x
Hanwha Q CELLS - Current ADS Price as of 10/5/18 [5]			$8.13	$677.2	$1,771.4	10.8x	8.5x	8.7x	*NA*
Hanwha Q CELLS - Unaffected ADS Price as of 8/2/18 [5]			$6.60	$549.7	$1,669.2	9.3x	8.0x	8.2x	*NA*

Source: Public filings, Capital IQ, Bloomberg, and Roth Capital equity research.
Note: No company used in this analysis for comparative purposes is identical to the Company.
1. Enterprise value equals equity market value + debt outstanding + preferred stock + minority interests – cash and cash equivalents – equity method investments. Note: Notes payable are not being treated as debt outstanding for purposes of the above analysis.
2. Based on closing prices as of 10/5/2018.
3. Based on reported fully diluted shares.
4. On 12/11/17, Canadian Solar announced receipt of a non-binding proposal from its Chairman and CEO to acquire the remaining ~77% not currently owned by the Chairman/CEO for $18.47 per share (the "Chairman/CEO Proposal") and that the company formed a special committee to consider the Chairman/CEO Proposal. On September 6, 2018, Canadian Solar announced that the special committee and its advisors "continue to assess" the Chairman/CEO Proposal, but the company has not made any indications about its decision or a formal response to the proposal.
5. LTM based on the most recently completed 12-month period for which financial information has been made public and CY 2018E and CY 2019E based on Roth Capital analyst estimates of Adjusted EBITDA as of 6/4/2018.

Preliminary and Confidential | Subject to Further Review and Revision
HOULIHAN LOKEY | 11

Financial Analyses Historical EV/LTM Adjusted EBITDA 20.0x 18.0x 16.0x 14.0x 12.0x 10.0x 3-Year Average EV/LTM 8.0x Adj. EBITDA Multiple of Selected Companies: 8.3x 6.0x 4.0x 2.0x 0.0x 10/2015 2/2016 6/2016 10/2016 2/2017 6/2017 10/2017 2/2018 6/2018 10/2018 Average EV/LTM Adj. EBITDA Multiple of Selected Companies 3-Year Average EV/LTM Adj. EBITDA Multiple of Selected Companies Source: Capital IQ as of 10/5/2018. Note: All data points greater than 30.0x EV/LTM Adj. EBITDA are excluded from the chart. Note: Selected Companies Index includes Canadian Solar, Inc., EGing Photovoltaic Technology Co., Ltd., First Solar, Inc., JinkoSolar Holding Co., Ltd., JA Solar Holdings Co., Ltd. until 6/6/17 and Trina Solar Ltd. until 12/14/15. Note: Multiples shown above are sourced from Capital IQ; as such, certain multiples may differ slightly from figures shown on other pages due to differences in EBITDA adjustments. Preliminary and Confidential | Subject to Further Review and Revision 12

Financial Analyses Historical EV/NFY Adjusted EBITDA 20.0x 18.0x Hanwha announced the Initial Proposal, representing a 36.4% premium to the unaffected closing ADS price of $6.60 on 8/2/18 16.0x 14.0x 12.0x 10.0x 3-Year Average EV/NFY Adj. EBITDA Multiple of Selected Companies: 8.2x 8.0x 6.0x 3-Year Average EV/NFY Adj. EBITDA Multiple of Hanwha Q CELLS: 7.3x 4.0x 2.0x 0.0x 10/2015 2/2016 6/2016 10/2016 2/2017 6/2017 10/2017 2/2018 6/2018 10/2018 Average EV/NFY Adj. EBITDA Multiple of Selected Companies 3-Year Average EV/NFY Adj. EBITDA Multiple of Hanwha Q CELLS 3-Year Average EV/NFY Adj. EBITDA Multiple of Selected Companies Hanwha Q CELLS EV/NFY Adj. EBITDA Multiple Source: Capital IQ as of 10/5/2018. Note: All data points greater than 30.0x EV/NFY Adj. EBITDA are excluded from the chart. Note: Selected Companies Index includes Canadian Solar, Inc., EGing Photovoltaic Technology Co., Ltd., First Solar, Inc., JinkoSolar Holding Co., Ltd., JA Solar Holdings Co., Ltd. until 6/6/17 and Trina Solar Ltd. until 12/14/15. Note: Multiples shown above are sourced from Capital IQ; as such, certain multiples may differ slightly from figures shown on other pages due to differences in EBITDA adjustments. 13 Preliminary and Confidential | Subject to Further Review and Revision

Financial Analyses Historical EV/NFY+1 Adjusted EBITDA 20.0x 18.0x Hanwha announced the Initial Proposal, representing a 36.4% 16.0x premium to the unaffected closing ADS price of $6.60 on 8/2/18 14.0x 12.0x 10.0x 3-Year Average EV/NFY+1 8.0x Adj. EBITDA Multiple of Hanwha Q CELLS: 7.4x 6.0x 3-Year Average EV/NFY+1 Adj. EBITDA Multiple of Selected Companies: 7.0x 4.0x 2.0x 0.0x 10/2015 2/2016 6/2016 10/2016 2/2017 6/2017 10/2017 2/2018 6/2018 10/2018 Average EV/NFY+1 Adj. EBITDA Multiple of Selected Companies 3-Year Average EV/NFY+1 Adj. EBITDA Multiple of Hanwha Q CELLS 3-Year Average EV/NFY+1 Adj. EBITDA Multiple of Selected Companies Hanwha Q CELLS EV/NFY+1 Adj. EBITDA Multiple Source: Capital IQ as of 10/5/2018. Note: All data points greater than 30.0x EV/NFY+1 Adj. EBITDA are excluded from the chart. Note: Selected Companies Index includes Canadian Solar, Inc., EGing Photovoltaic Technology Co., Ltd., First Solar, Inc., JinkoSolar Holding Co., Ltd., JA Solar Holdings Co., Ltd. until 6/6/17 and Trina Solar Ltd. until 12/14/15. Note: Multiples shown above are sourced from Capital IQ; as such, certain multiples may differ slightly from figures shown on other pages due to differences in EBITDA adjustments. 14 Preliminary and Confidential | Subject to Further Review and Revision

Financial Analyses

Selected Transactions Analysis

(dollars in millions)

Announced	Effective	Target	Target Country	Acquiror	Transaction Value [1]	Transaction Value/ LTM Adj. EBITDA	Transaction Value/ NFY Adj. EBITDA	LTM Adj. EBITDA Margin %	NFY Adj. EBITDA Margin %
11/16/2017	7/16/2018	JA Solar Holdings Co., Ltd.	China	Company Chairman and CEO	$1,138.5	4.6x	4.5x	9.1%	9.8%
10/16/2017	Pending	Gintech Energy Corporation	Taiwan	Neo Solar Power Corporation	$329.7	NMF	12.7x	NA	5.8%
10/16/2017	Pending	Solartech Energy Corp	Taiwan	Neo Solar Power Corporation	$321.9	NMF	NMF	NA	NMF
5/3/2016	7/2/2018	GD Solar Co., Ltd.	China	Tianjin Zhonghuan Semiconductor Co., Ltd	$105.2	NA	NA	NA	NA
12/14/2015	3/13/2017	Trina Solar Limited	China	Company Chairman and CEO	$2,190.5	7.2x	6.9x	10.9%	11.0%
11/24/2014	5/13/2015	REC Solar ASA	Norway	Bluestar Elkem Investment Co. Ltd.	$560.3	8.3x	7.7x	10.9%	10.5%
6/17/2014	9/23/2014	Silevo, Inc.	United States	SolarCity Corporation	$200.0	NMF	NA	NA	NA
9/11/2013	12/31/2013	LDK Solar High-Tech (Hefei) Co. Ltd	China	Tongwei Group Co. Ltd.	$141.1	NA	NA	NA	NA
Low					$105.2	4.6x	4.5x	9.1%	5.8%
High					$2,190.5	8.3x	12.7x	10.9%	11.0%
Median					$325.8	7.2x	7.3x	10.9%	10.2%
Mean					$623.4	6.7x	7.9x	10.3%	9.3%
NA	NA	Canadian Solar Inc. [2]	Canada	Company Chairman and CEO	$2,726.9	14.6x	9.4x	6.3%	7.6%
12/8/2014	2/6/2015	Q CELLS [3]	Germany	Hanwha SolarOne	$1,002.3	16.0x	NA	8.6%	NA

Source: Public filings, Capital IQ.

Note: No company in any transaction used in this analysis for comparative purposes is identical to the Company, and no transaction used in this analysis for comparative purposes is identical to the Transaction.

1. *Transaction Value refers to the implied enterprise value of target company, based on the announced transaction equity price and other public information available at the time of the announcement.*
2. *On 12/11/17, Canadian Solar announced receipt of the Chairman/CEO Proposal and that the company formed a special committee to consider the Chairman/CEO Proposal. On September 6, 2018, Canadian Solar announced that the special committee and its advisors "continue to assess" the Chairman/CEO Proposal, but the company has not made any indications about its decision or a formal response to the proposal.*
3. *In February 2015, Hanwha SolarOne issued ~3.7 million ordinary shares to Hanwha in exchange for 100% of the outstanding shares of Q CELLS, becoming Hanwha Q CELLS.*

Preliminary and Confidential | Subject to Further Review and Revision

HOULIHAN LOKEY 15

Financial Analyses Discounted Cash Flow Analysis (dollars in millions) Projected Fiscal Year Ending December 31, Terminal Value Assumptions 2018E [1] 2019E 2020E 2021E 2022E 2023E Revenues, Net Discount Rate Implied 2023E Adjusted EBITDA $897.7 $2,098.0 $2,126.5 $2,177.3 $2,244.8 $2,290.2 $2,290.2 Terminal Multiple [7] Growth% 2.5% -6.5% 1.4% 2.4% 3.1% 2.0% 2.00% 2.50% 3.00% 10.50% 7.2x 7.6x 8.2x Cost of Sales [2] (714.4) (1,791.0) (1,785.1) (1,801.8) (1,830.4) (1,838.6) (1,838.6) 10.75% 7.0x 7.4x 7.9x Selling, General & Administrative (84.8) (195.1) (195.9) (196.9) (198.9) (200.4) (173.9) 11.00% 6.8x 7.2x 7.7x Research & Development (11.4) (22.9) (22.9) (22.9) (22.9) (22.9) (22.9) 11.25% 6.6x 7.0x 7.5x Depreciation & Amortization [2][3] 8.7 88.1 88.1 88.1 88.1 88.1 61.7 11.50% 6.4x 6.8x 7.3x Public Company Costs [4] 0.0 (2.2) (2.2) (2.3) (2.3) (2.4) (2.4) Adjusted EBITDA $95.9 $175.0 $208.3 $241.5 $278.3 $314.0 $314.0 Margin% 10.7% 8.3% 9.8% 11.1% 12.4% 13.7% 13.7% PV of Terminal Value Depreciation & Amortization [2][3] (8.7) (88.1) (88.1) (88.1) (88.1) (88.1) (61.7) Discount Rate as a% of Enterprise Value Adjusted EBIT $87.2 $86.9 $120.2 $153.4 $190.2 $225.9 $252.3 2.00% 2.50% 3.00% Taxes [5] (21.8) (21.7) (30.1) (38.4) (47.5) (56.5) (63.1) 10.50% 70.1% 71.5% 72.8% Unlevered Earnings $65.4 $65.2 $90.2 $115.1 $142.6 $169.4 $189.3 10.75% 69.4% 70.7% 72.1% Depreciation & Amortization [2][3] 8.7 88.1 88.1 88.1 88.1 88.1 61.7 11.00% 68.7% 70.0% 71.4% Capital Expenditures [6] (85.2) (52.8) (55.1) (57.5) (59.5) (61.7) (61.7) 11.25% 68.0% 69.3% 70.6% Change in Net Working Capital 7.7 43.4 (7.8) (17.3) 14.8 (11.1) (11.1) 11.50% 67.3% 68.6% 69.9% Unlevered Free Cash Flows ($3.4) $143.9 $115.4 $128.3 $186.0 $184.7 $178.1 Present Value PV of Terminal Value Based Net Debt of Cash Flows on Perpetual Growth Rate for Implied Enterprise Value and Implied Total Equity Value Discount Rate (2018 - 2023) 2023 Unlevered Free Cash Flow Other [8] 2.00% 2.50% 3.00% 2.00% 2.50% 3.00% 2.00% 2.50% 3.00% 10.50% $568.2 $1,332.1 $1,422.3 $1,524.5 $1,900.4 $1,990.5 $2,092.8 $1,067.7 $832.7 $922.9 $1,025.1 10.75% $564.7 + $1,280.3 $1,364.5 $1,459.6 = $1,845.0 $1,929.3 $2,024.4 - $1,067.7 = $777.3 $861.6 $956.7 11.00% $561.3 $1,231.5 $1,310.3 $1,399.0 $1,792.8 $1,871.6 $1,960.3 $1,067.7 $725.1 $803.9 $892.6 11.25% $557.8 $1,185.5 $1,259.4 $1,342.2 $1,743.3 $1,817.2 $1,900.1 $1,067.7 $675.7 $749.6 $832.4 11.50% $554.4 $1,142.1 $1,211.5 $1,289.0 $1,696.5 $1,765.9 $1,843.4 $1,067.7 $628.9 $698.2 $775.8 Discount Rate Implied Equity Value per ADS [9] 2.00% 2.50% 3.00% 10.50% $9.99 $11.07 $12.30 10.75% $9.32 $10.34 $11.48 11.00% $8.70 $9.64 $10.71 Source: Company management. 11.25% $8.11 $8.99 $9.99 11.50% $7.54 $8.38 $9.31 Note: Present values as of 10/6/2018; mid-year convention applied. Note: Per Company management, the Company has experienced delays with some of its EPC projects, and as such, Company management has suggested that a material portion of its projected EPC revenue may be recognized in 2019 instead of 2018. However, due to the timing uncertainty, the Company has indicated that it has not reflected any adjustments for this delay in the financial projections. 1. Represents a 4.0-month period ending 12/31/2018. 2. At the direction of Company management, $12.8 million of depreciation was added to each year from 2019-2023 relating to the additional $64.0 million of capital expenditures to be spent in 2018 by the Company’s Malaysian subsidiary. 3. Excludes impairment costs of $4.5 million, $36.3 million and $36.3 million in the 2016, 2017 and LTM periods, respectively. 4. Per Company management, public company costs are $2.2 million as of calendar year 2018 and are expected to increase at an inflationary rate of approximately 2.0% thereafter. At the direction of Company management, these public company costs were added to the projections in each year from 2019-2023. 5. Tax at 25.0% per Company management. 6. Includes $64.0 million of capital expenditures to be spent in 2018 by the Company's Malaysian subsidiary, which has not yet been incurred, per Company management. 7. Implied from corresponding discount rate and perpetual growth rate applied to 2023E Adjusted EBITDA. 8. Represents $1,290.7 million of total debt less $128.5 million of cash and cash equivalents, $3.2 million of land held for sale, $29.9 million after-tax proceeds from sale of Hanwha Q CELLS Corporation, $0.4 million severance costs, and $61.8 million of equity method investments. 9. Represents an equivalent of 83.3 million ADSs outstanding as of September 30, 2018 and 0.1 million restricted stock units outstanding as of July 23, 2018. Per public filings and Company management, 1 restricted stock unit is equivalent to 1 ADS. Additionally, the Company has approximately 0.34 million options representing approximately 0.01 million ADSs, all of which are out-of-the money in all implied per ADS values above. 16 Preliminary and Confidential | Subject to Further Review and Revision

Page 1. Executive Summary 3 2. Financial Analyses Summary 7 3. Appendices 17 Other Information 18 Selected Public Market Observations 21 Glossary of Terms 31 4. Disclaimer 34

Page 1. Executive Summary 3 2. Financial Analyses Summary 7 3. Appendices 17 Other Information 18 Selected Public Market Observations 21 Glossary of Terms 31 4. Disclaimer 34

Other Information

Selected Company Benchmarking

Size (LTM Revenue, millions)	
Canadian Solar Inc.	$4,096.5
JinkoSolar Holding Co., Ltd.	$3,406.8
First Solar, Inc.	$2,302.8
Hanwha Q CELLS	**$2,159.0**
EGing Photovoltaic Technology Co.,Ltd.	$480.9

Size [1] (Enterprise Value as of 10/5/18, millions)	
Canadian Solar Inc.	$2,380.3
First Solar, Inc.	$2,344.0
JinkoSolar Holding Co., Ltd.	$1,367.7
EGing Photovoltaic Technology Co.,Ltd.	$435.0

Historical Growth (CY 2015 to CY 2017 Revenue)	
JinkoSolar Holding Co., Ltd.	30.9%
Canadian Solar Inc.	-1.1%
EGing Photovoltaic Technology Co.,Ltd.	-8.3%
First Solar, Inc.	-15.4%
Hanwha Q CELLS	*NA*

Historical Growth (CY 2016 to CY 2017 Revenue)	
JinkoSolar Holding Co., Ltd.	23.7%
Canadian Solar Inc.	18.8%
First Solar, Inc.	1.3%
Hanwha Q CELLS	**-9.8%**
EGing Photovoltaic Technology Co.,Ltd.	-19.9%

Historical Growth (CY 2015 to CY 2017 Adjusted EBITDA)	
Canadian Solar Inc.	-2.4%
JinkoSolar Holding Co., Ltd.	-26.8%
EGing Photovoltaic Technology Co.,Ltd.	-27.9%
First Solar, Inc.	-42.2%
Hanwha Q CELLS	*NA*

Historical Growth (CY 2016 to CY 2017 Adjusted EBITDA)	
Canadian Solar Inc.	89.2%
First Solar, Inc.	-34.4%
Hanwha Q CELLS	**-44.6%**
EGing Photovoltaic Technology Co.,Ltd.	-51.2%
JinkoSolar Holding Co., Ltd.	-58.5%

Projected Growth (CY 2017 to CY 2018E Revenue)	
Canadian Solar Inc.	15.8%
Hanwha Q CELLS	**2.5%**
JinkoSolar Holding Co., Ltd.	-1.3%
First Solar, Inc.	-14.2%
EGing Photovoltaic Technology Co.,Ltd.	*NA*

Projected Growth (CY 2017 to CY 2019E Revenue)	
Canadian Solar Inc.	3.7%
JinkoSolar Holding Co., Ltd.	0.1%
First Solar, Inc.	-0.2%
Hanwha Q CELLS	**-2.1%**
EGing Photovoltaic Technology Co.,Ltd.	*NA*

Projected Growth (CY 2017 to CY 2020E Revenue)	
First Solar, Inc.	3.0%
JinkoSolar Holding Co., Ltd.	-0.1%
Canadian Solar Inc.	-0.2%
Hanwha Q CELLS	**-1.0%**
EGing Photovoltaic Technology Co.,Ltd.	*NA*

Projected Growth (CY 2017 to CY 2018E Adjusted EBITDA)	
JinkoSolar Holding Co., Ltd.	43.9%
Hanwha Q CELLS	**42.4%**
First Solar, Inc.	-4.8%
Canadian Solar Inc.	-8.1%
EGing Photovoltaic Technology Co.,Ltd.	*NA*

Projected Growth (CY 2017 to CY 2019E Adjusted EBITDA)	
First Solar, Inc.	35.7%
JinkoSolar Holding Co., Ltd.	12.6%
Hanwha Q CELLS	**5.8%**
Canadian Solar Inc.	-9.5%
EGing Photovoltaic Technology Co.,Ltd.	*NA*

Projected Growth (CY 2017 to CY 2020E Adjusted EBITDA)	
First Solar, Inc.	30.4%
JinkoSolar Holding Co., Ltd.	19.8%
Hanwha Q CELLS	**10.0%**
Canadian Solar Inc.	-7.2%
EGing Photovoltaic Technology Co.,Ltd.	*NA*

Profitability (LTM Adjusted EBITDA to LTM Revenue)	
First Solar, Inc.	10.9%
Canadian Solar Inc.	10.4%
EGing Photovoltaic Technology Co.,Ltd.	10.4%
Hanwha Q CELLS	**8.4%**
JinkoSolar Holding Co., Ltd.	4.3%

Profitability (CY 2018E Adjusted EBITDA to CY 2018E Revenue)	
First Solar, Inc.	12.5%
Hanwha Q CELLS	**9.9%**
Canadian Solar Inc.	8.5%
JinkoSolar Holding Co., Ltd.	5.2%
EGing Photovoltaic Technology Co.,Ltd.	*NA*

Profitability (CY 2019E Adjusted EBITDA to CY 2019E Revenue)	
First Solar, Inc.	20.8%
Hanwha Q CELLS	**8.3%**
Canadian Solar Inc.	8.1%
JinkoSolar Holding Co., Ltd.	4.5%
EGing Photovoltaic Technology Co.,Ltd.	*NA*

Profitability (CY 2020E Adjusted EBITDA to CY 2020E Revenue)	
First Solar, Inc.	22.8%
Hanwha Q CELLS	**9.8%**
Canadian Solar Inc.	8.6%
JinkoSolar Holding Co., Ltd.	6.1%
EGing Photovoltaic Technology Co.,Ltd.	*NA*

Source: Company management, public filings, Capital IQ.
Note: No company shown above for comparative purposes is identical to the Company.
Note: Historical Adjusted EBITDA for the Company and all of the Selected Companies excludes the impact of income or loss from equity method investments.
1. Based on public trading prices of common stock.

Preliminary and Confidential | Subject to Further Review and Revision

HOULIHAN LOKEY | 19

Other Information

Selected Company Benchmarking (cont.)

Profitability (LTM Gross Margin)	
First Solar, Inc.	22.5%
Canadian Solar Inc.	16.6%
Hanwha Q CELLS	**13.4%**
JinkoSolar Holding Co., Ltd.	12.4%
EGing Photovoltaic Technology Co.,Ltd.	11.9%

Profitability CY 2018 Gross Margin	
First Solar, Inc.	21.0%
Hanwha Q CELLS	**17.5%**
Canadian Solar Inc.	15.8%
JinkoSolar Holding Co., Ltd.	12.9%
EGing Photovoltaic Technology Co.,Ltd.	*NA*

Leverage (Debt to LTM Adj. EBITDA as of 10/5/18)	
EGing Photovoltaic Technology Co.,Ltd.	0.1x
First Solar, Inc.	1.8x
Canadian Solar Inc.	5.5x
Hanwha Q CELLS	**7.2x**
JinkoSolar Holding Co., Ltd.	8.9x

Size CY 2017 Manufacturing Capacity-Cells, GW	
Canadian Solar Inc.	5.5
JinkoSolar Holding Co., Ltd.	5.0
Hanwha Q CELLS [1]	**4.3**
EGing Photovoltaic Technology Co.,Ltd.	1.3
First Solar, Inc.	0.0

Size CY 2017 Manufacturing Capacity-Modules, GW	
Canadian Solar Inc.	8.1
Hanwha Q CELLS [1]	**8.0**
JinkoSolar Holding Co., Ltd.	8.0
First Solar, Inc.	2.3
EGing Photovoltaic Technology Co.,Ltd.	1.7

Size CY 2017 Module Shipped, GW	
JinkoSolar Holding Co., Ltd.	9.8
Canadian Solar Inc.	6.9
Hanwha Q CELLS	**5.4**
First Solar, Inc.	2.3
EGing Photovoltaic Technology Co.,Ltd.	1.5

Liquidity (Current Ratio as of 10/5/18)	
First Solar, Inc.	4.9
EGing Photovoltaic Technology Co.,Ltd.	1.7
Hanwha Q CELLS	**1.0**
JinkoSolar Holding Co., Ltd.	1.0
Canadian Solar Inc.	0.9

Internal Investment (CY 2017 Capital Expenditures to CY 2017 Revenue)	
Hanwha Q CELLS	**5.0%**
EGing Photovoltaic Technology Co.,Ltd.	5.7%
Canadian Solar Inc.	9.2%
JinkoSolar Holding Co., Ltd.	9.7%
First Solar, Inc.	17.5%

Internal Investment (3-Year Capital Expenditures to Revenue)	
Hanwha Q CELLS	**7.8%**
EGing Photovoltaic Technology Co.,Ltd.	8.6%
First Solar, Inc.	9.8%
JinkoSolar Holding Co., Ltd.	16.1%
Canadian Solar Inc.	22.2%

Relative Depreciation (LTM Depr. to LTM Adjusted EBITDA)	
Canadian Solar Inc.	26.2%
First Solar, Inc.	37.4%
Hanwha Q CELLS	**41.8%**
JinkoSolar Holding Co., Ltd.	57.0%
EGing Photovoltaic Technology Co.,Ltd.	92.0%

Source: Company management, public filings, Capital IQ.
Note: No company shown above for comparative purposes is identical to the Company.
Note: Historical Adjusted EBITDA for the Company and all of the Selected Companies excludes the impact of income or loss from equity method investments.
1. Includes manufacturing capacity of 4,300 MW from the Company's plants in China and Malaysia, and accessible capacity of 3,700 MW from the Company's unconsolidated affiliate's manufacturing plant in Korea.

Preliminary and Confidential | Subject to Further Review and Revision
HOULIHAN LOKEY 20

Page 1. Executive Summary 3 2. Financial Analyses Summary 7 3. Appendices 17 Other Information 18 Selected Public Market Observations 21 Glossary of Terms 31 4. Disclaimer 34

Selected Public Market Observations

Trading Snapshot

(dollars and ADS in millions, except per ADS values and where otherwise noted)

Market Trading Overview

Public Market Enterprise Value Derivation	Current ADS Price as of 10/5/18	Unaffected ADS Price as of 8/2/18 [1]
Closing ADS Price	$8.13	$6.60
ADSs Outstanding [2]	83.2	83.2
Dilutive ADSs [2]	0.1	0.1
Fully Diluted ADSs	83.3	83.3
Market Value of Equity	**$677.2**	**$549.7**
Total Debt [2]	1,310.6	1,323.6
Cash and Equivalents [2] [3]	(168.8)	(156.5)
Equity Method Investments [4]	(47.6)	(47.6)
Public Market Enterprise Value	**$1,771.4**	**$1,669.2**

Implied Multiples	Enterprise Value as of 10/5/18	Enterprise Value as of 8/2/18 [1]
Enterprise Value / Adjusted EBITDA		
LTM [2]	10.8x	9.3x
CY 2018E [5]	8.5x	8.0x
CY 2019E [5]	8.7x	8.2x

Price Per ADS [6]	As of 10/5/18	As of 8/2/18 [1]
10-Day Average Closing Price	$8.35	$6.27
1-Month Average Closing Price	$8.45	$5.96
3-Month Average Closing Price	$7.64	$6.51
6-Month Average Closing Price	$7.29	$7.10
52-Week High Closing Price	$9.05	$9.05
52-Week Low Closing Price	$5.43	$5.43
Other Market Information		
90-Day Average Daily Trading Value [6]	$0.5	$0.2
% of Market Value of Equity [6]	0.07%	0.04%
90-Day Average Daily Trading Volume (in thousands) [6]	59.6	32.3
% of ADSs Outstanding [6]	0.07%	0.04%
% of Public Float [6]	1.18%	0.64%
Number of Analysts Covering the Company [7]	1	1
Total Public Float [6]	5.0	5.0
% of Total ADSs Outstanding	6.0%	6.0%

Source: Public filings, Capital IQ, Bloomberg and Roth Capital equity research.
Note: The above information reflects the most recent publicly available information.

1. *Hanwha announced the Initial Proposal following the close of the market on 8/2/18.*
2. *Based on Company public filings for the periods ending 6/30/18 and 3/31/18 for enterprise value calculations as of 10/5/18 and 8/2/18, respectively.*
3. *Excludes $142.0 million and $164.2 million of restricted cash as of 6/30/18 and 3/31/18, respectively, related to amounts temporarily held by banks as collateral for letter of credit facilities, notes payable and bank borrowings, per Company management.*
4. *Based on the Company's filing as of 12/31/2017 as the balance is not disclosed in company's 6-K filings.*
5. *Reflects Roth Capital analyst estimates as of 6/4/18.*
6. *Per Capital IQ as of 10/5/18.*
7. *Analyst coverage provided by Roth Capital.*

Preliminary and Confidential | Subject to Further Review and Revision

HOULIHAN LOKEY | 22

Selected Public Market Observations

Hanwha Q CELLS Timeline and ADS Trading History



ADS Price (USD)
Volume (mm)
$30.00
$25.00
$20.00
$15.00
$10.00
$5.00
$0.00
0.9
0.8
0.7
0.6
0.5
0.4
0.3
0.2
0.1
0.0
A
B
C
D
E
F
G
H
I
J
The Revised Proposal = $9.70 per ADS
Unaffected Price as of 8/2/2018[1] = $6.60 per ADS
2/5/2015
5/25/2015
9/11/2015
12/29/2015
4/16/2016
8/3/2016
11/20/2016
3/9/2017
6/26/2017
10/13/2017
1/30/2018
5/19/2018
9/5/2018
Daily Trading Volume
Trading Price
Unaffected Price as of 8/2/2018
The Revised Proposal per ADS

Selected Events

Event	Date	Comment
A	2/6/15	Hanwha SolarOne acquired Q CELLS from Hanwha to form Hanwha Q CELLS. As a result of the transaction, Hanwha's ownership in Hanwha Q CELLS (fka: Hanwha SolarOne) increased from ~46% to ~94%
B	2/15-4/15	During the spring of 2015, rising oil prices and new promises by the White House to promote renewables resulted in multiple equity analysts upgrading most solar companies to Outperform
C	11/19/15	Hanwha Q CELLS announced Q3 results that beat expectations by 21% and returned the Company to profitability on higher volumes and improved cost efficiencies
D	3/28/16	Hanwha Q CELLS announced Q4 results that missed expectations by 50% and 20% for EPS and revenue, respectively
E	2/15/17	Overall US solar installations in 2016 doubled its annual record, reaching 14,625 megawatts installed and ranking as the #1 source of new electric generating capacity

Event	Date	Comment
F	9/22/17	US trade authority, the USITC, voted unanimously in favor of Suniva/SolarWorld's Section 201 trade petition that implements tariffs on certain solar makers in the US, doubling the cost of a solar panel to US consumers
G	1/22/18	President Trump announced a 30% tariff on imported solar materials to the US
H	6/1/18	China announced a significant cut in solar subsidies, decreasing the price of already supply-squeezed solar manufacturers and lowering industry expectations
I	7/30/2018	India announced new 25% 2-year safeguard tariffs on imported solar materials, which comprise 80-90% of all solar equipment used in the country
J	8/2/18	Hanwha announced that it intends to purchase the remaining ~6% of shares of Hanwha Q CELLS not already owned for $9.00 per ADS, representing a 36.4% premium to the unaffected ADS price

Source: Capital IQ, Bloomberg, public information.
1. Hanwha announced the Initial Proposal following the close of the market on 8/2/18.

Preliminary and Confidential | Subject to Further Review and Revision
HOULIHAN LOKEY 23

Selected Public Market Observations Equity Research Analyst’s Views (dollars in millions, except per ADS values) Closing Price 12-Month Target 2018E Target 2019E Date of Prior to Price Target Target 2018E Adjusted Target 2019E Adjusted Valuation Analyst Report Report View (per ADS) Revenue EBITDA Revenue EBITDA Methodology Roth Capital 6/4/18 $7.03 Sell $5.50 $2,055.3 $209.4 $2,293.5 $203.4 7.2x 2018E EBITDA Roth Capital Analyst Price Targets for Hanwha Q CELLS $/ADS $30.00 Since the beginning of 2017, Roth Capital has Roth Capital target price consistently had price targets for Hanwha Q CELLS $25.00 below the Revised Proposal of $9.70 per ADS $20.00 $15.00 $10.00 The Revised Proposal: $9.70 per ADS $5.00 R 2/6/2015 5/26/2015 9/12/2015 12/30/2015 4/17/2016 8/4/2016 11/21/2016 3/10/2017 6/27/2017 10/14/2017 1/31/2018 5/20/2018 9/6/2018 Trading Price The Revised Proposal Source: Roth Capital equity research, Capital IQ. Note: Roth Capital is the only bank providing coverage of Hanwha Q CELLS. As of 10/5/18, no report has been issued by Roth Capital since announcement of the Initial Proposal. 24 Preliminary and Confidential | Subject to Further Review and Revision

Selected Public Market Observations

Comparison of Company Management and Roth Capital Projections

(dollars in millions)

Revenue	2018E	2019E	2020E	2021E	2022E	2023E
	Projected Fiscal Year Ending December 31,					
Company Management Projections	$2,243.6	$2,098.0	$2,126.5	$2,177.3	$2,244.8	$2,290.2
Roth Capital Projections as of 6/4/18	$2,055.3	$2,293.5	--	--	--	--
$ Difference [1]	**$188.3**	**($195.5)**				
% Difference [2]	**9.2%**	**-8.5%**				

Gross Margin	2018E	2019E	2020E	2021E	2022E	2023E
	Projected Fiscal Year Ending December 31,					
Company Management Projections	17.5%	14.6%	16.1%	17.2%	18.5%	19.7%
Roth Capital Projections as of 6/4/18	13.5%	12.4%	--	--	--	--
Difference [1]	**4.0%**	**2.2%**				

Adjusted EBITDA	2018E	2019E	2020E	2021E	2022E	2023E
	Projected Fiscal Year Ending December 31,					
Company Management Projections	$222.7	$175.0	$208.3	$241.5	$278.3	$314.0
Roth Capital Projections as of 6/4/18	$209.4	$203.4	--	--	--	--
$ Difference [1]	**$13.3**	**($28.4)**				
% Difference [2]	**6.3%**	**-14.0%**				

Capital Expenditures	2018E	2019E	2020E	2021E	2022E	2023E
	Projected Fiscal Year Ending December 31,					
Company Management Projections	$127.4	$52.8	$55.1	$57.5	$59.5	$61.7
Roth Capital Projections as of 6/4/18	$190.0	$100.0	--	--	--	--
$ Difference [1]	**($62.6)**	**($47.2)**				
% Difference [2]	**-32.9%**	**-47.2%**				

Source: Roth Capital equity research, Company management.
1. Computed as Company Management Projections minus Roth Capital Projections.
2. Computed as Company Management Projections over Roth Capital Projections minus 1.

Preliminary and Confidential | Subject to Further Review and Revision

HOULIHAN LOKEY | 25

Selected Public Market Observations Hanwha Q CELLS Historical Trading Activity Information (As of 8/2/2018) Last 12 Months Last Nine Months 60.0% Total Volume: 7.8 mm 56.1% 60.0% Total Volume: 5.7 mm Average VWAP(1): $7.43 Average VWAP(1): $7.30 52.1% 50.0% 50.0% 40.0% 40.0% 30.0% 24.9% 30.0% 21.7% 18.7% 20.0% 20.0% 13.6% 10.0% 5.4% 10.0% 7.4% 0.0% 0.0% $5.00-$5.99 $6.00-$6.99 $7.00-$7.99 $8.00-$8.99 $5.00-$5.99 $6.00-$6.99 $7.00-$7.99 $8.00-$8.99 Last Six Months Last Three Months 50.0% Total Volume: 4.1 mm 60.0% Total Volume: 2.1 mm Average VWAP(1): $7.17 Average VWAP(1): $6.58 43.8% 51.2% 40.0% 50.0% 40.0% 30.0% 26.0% 28.4% 19.9% 30.0% 20.0% 20.3% 20.0% 10.3% 10.0% 10.0% 0.0% 0.0% 0.0% $5.00-$5.99 $6.00-$6.99 $7.00-$7.99 $8.00-$8.99 $5.00-$5.99 $6.00-$6.99 $7.00-$7.99 $8.00-$8.99 Source: Capital IQ. Note: Per Capital IQ as of 8/2/18. 1. Based on average VWAP over given period (last three months, six months, nine months or twelve months) as of 8/2/2018, when Hanwha announced the Proposal. 26 Preliminary and Confidential | Subject to Further Review and Revision

Selected Public Market Observations

Relative ADS/Stock Performance

Relative ADS/Stock Performance Over Past Year



On 12/11/17, Canadian Solar announced receipt of the Chairman/CEO Proposal, representing a 7.1% premium to the unaffected price. Canadian Solar subsequently formed a special committee and engaged a financial advisor. On September 6, 2018, Canadian Solar announced that the special committee and its advisors "continue to assess" the Chairman/CEO Proposal, but the company has not made any indications about its decision or a formal response to the proposal.
Hanwha announced the Initial Proposal, representing a 36.4% premium to the unaffected closing ADS price of $6.60 on 8/2/18
Indexed Prices
180.0%
160.0%
140.0%
120.0%
100.0%
80.0%
60.0%
40.0%
20.0%
0.0%
Aug-17
Sep-17
Oct-17
Nov-17
Dec-17
Jan-18
Feb-18
Mar-18
Apr-18
May-18
Jun-18
Jul-18
Aug-18
Sep-18
Oct-18
Hanwha Q CELLS
First Solar, Inc.
Canadian Solar
EGing Photovoltaic Technology Co.
JinkoSolar Holding Co.

One-Year Return Through Unaffected Date of 8/2/2018[1]	
Hanwha Q CELLS	-16.1%
EGing Photovoltaic Technology Co.	-33.0%
First Solar, Inc.	9.8%
Canadian Solar	-16.7%
JinkoSolar Holding Co.	-47.4%

Source: Capital IQ as of 10/5/2018.
1. Hanwha announced the Initial Proposal following the close of the market on 8/2/18.

Preliminary and Confidential | Subject to Further Review and Revision
HOULIHAN LOKEY 27

Selected Public Market Observations

Float and Trading Observations

Public Float / Shares Outstanding


74.7%
71.7%
64.2%
70.3%
70.2%
71.0%
6.0%
EGing Photovoltaic Technology Co.,Ltd.
First Solar, Inc.
JinkoSolar Holding Co., Ltd.
Canadian Solar Inc. [1]
Mean
Median
Hanwha Q CELLS

90 – Day Average Daily Volume / Public Float


0.62%
1.75%
1.99%
1.59%
1.49%
1.67%
1.18%
EGing Photovoltaic Technology Co.,Ltd.
First Solar, Inc.
JinkoSolar Holding Co., Ltd.
Canadian Solar Inc. [1]
Mean
Median
Hanwha Q CELLS

Source: Capital IQ as of 10/5/2018, public filings.

1. On 12/11/17, Canadian Solar announced receipt of the Chairman/CEO Proposal and that the company formed a special committee to consider the Chairman/CEO Proposal. On September 6, 2018, Canadian Solar announced that the special committee and its advisors "continue to assess" the Chairman/CEO Proposal, but the company has not made any indications about its decision or a formal response to the proposal.

Preliminary and Confidential | Subject to Further Review and Revision
HOULIHAN LOKEY | 28

Selected Public Market Observations

Float and Trading Observations (cont.)

(dollars in millions)

90 – Day Average Daily Value Traded


$17.5
$68.3
$6.6
$9.1
$25.4
$13.3
$0.5
EGing Photovoltaic Technology Co.,Ltd.
First Solar, Inc.
JinkoSolar Holding Co., Ltd.
Canadian Solar Inc. [1]
Mean
Median
Hanwha Q CELLS

Source: Capital IQ as of 10/5/2018, public filings.

1. On 12/11/17, Canadian Solar announced receipt of the Chairman/CEO Proposal and that the company formed a special committee to consider the Chairman/CEO Proposal. On September 6, 2018, Canadian Solar announced that the special committee and its advisors "continue to assess" the Chairman/CEO Proposal, but the company has not made any indications about its decision or a formal response to the proposal.

Preliminary and Confidential | Subject to Further Review and Revision

HOULIHAN LOKEY | 29

Selected Public Market Observations Ownership Summary (ADSs in thousands) Public Holdings, 6.0% Current ADS Holders ADSs Held [1] Ownership% [1] Hanwha Solar Holdings Co., Ltd. [2] 78,207.9 94.0% Public Holdings Invesco Capital Management 622.4 0.7% Generali Investments 51.4 0.1% Evestnet Asset Management 38.2 0.0% Millennium Management 10.5 0.0% Other Public Holdings 4,310.3 5.2% Total Public Holdings 5,032.9 6.0% Total Basic ADS Equivalents Outstanding 83,240.8 100.0% Hanwha, 94.0% Source: Capital IQ, Hanwha Q CELLS public filings. 1. Based on 83.2 million basic ADS equivalents outstanding. 2. Represents a direct ownership in Hanwha Q CELLS by Hanwha Solar Holdings Co., Ltd., a wholly-owned subsidiary of Hanwha Chemical Corporation. The number of shares represents the ADS equivalents of 3,903 million ordinary shares and 128,101 ADSs owned by Hanwha Solar Holdings Co., Ltd. 30 Preliminary and Confidential | Subject to Further Review and Revision

Page 1. Executive Summary 3 2. Financial Analyses Summary 7 3. Appendices 17 Other Information 18 Selected Public Market Observations 21 Glossary of Terms 31 4. Disclaimer 34

Glossary of Terms Definition Description Adjusted EBITDA Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain other non-recurring items ADS American Depository Share BV Book Value CAGR Compound Annual Growth Rate CEO Chief Executive Officer Current Ratio Current Assets / Current Liabilities CY Calendar Year E Estimated EPC Engineering, Procurement and Construction EUR Euro EV Enterprise Value GW Gigawatt IP Intellectual Property LTM The Most Recently Completed 12-Month Period for which Financial Information has been Made Public or, in the Case of the Company, the Latest Twelve Month Period Ended 8/31/18 (unless otherwise noted) mm millions MW Megawatt NA Not Available NFY Next Fiscal Year Preliminary and Confidential | Subject to Further Review and Revision 32

Glossary of Terms Definition Description NFY + 1 The year after the Next Fiscal Year NMF Not Meaningful Figure NSD Not Separately Disclosed P/E Price to Earnings PV Present Value (except where noted as Photovoltaic) Q Quarter Transaction The Company is contemplating a going-private transaction in which Hanwha Solar Holdings Co., Ltd., a wholly-owned subsidiary of Hanwha Chemical Corporation, would acquire all of the outstanding shares and American Depository Shares (“ADSs”, each ADS representing 50 ordinary shares) of the Company not already owned by Hanwha USD United States Dollar VWAP Volume-weighted Average Price W Watt Wp Watt-peak Preliminary and Confidential | Subject to Further Review and Revision 33

Page 1. Executive Summary 3 2. Financial Analyses Summary 7 3. Appendices 17 4. Disclaimer 34

Disclaimer This presentation, and any supplemental information (written or oral) or other documents provided in connection therewith (collectively, the “materials”), are provided solely for the information of the Special Committee (the “Committee”) of the Board of Directors (the “Board”) of Hanwha Q CELLS Co., Ltd. (the “Company”) by Houlihan Lokey in connection with the Committee’s consideration of a potential transaction (the “Transaction”) involving the Company. This presentation is incomplete without reference to, and should be considered in conjunction with, any supplemental information provided by and discussions with Houlihan Lokey in connection therewith. Any defined terms used herein shall have the meanings set forth herein, even if such defined terms have been given different meanings elsewhere in the materials. The materials are for discussion purposes only. Houlihan Lokey expressly disclaims any and all liability, whether direct or indirect, in contract or tort or otherwise, to any person in connection with the materials. The materials were prepared for specific persons familiar with the business and affairs of the Company for use in a specific context and were not prepared with a view to public disclosure or to conform with any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and none of the Committee, the Company or Houlihan Lokey takes any responsibility for the use of the materials by persons other than the Committee. The materials are provided on a confidential basis solely for the information of the Committee and may not be disclosed, summarized, reproduced, disseminated or quoted or otherwise referred to, in whole or in part, without Houlihan Lokey’s express prior written consent. Notwithstanding any other provision herein, the Company (and each employee, representative or other agent of the Company) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of any transaction and all materials of any kind (including opinions or other tax analyses, if any) that are provided to the Company relating to such tax treatment and structure. However, any information relating to the tax treatment and tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any person to comply with securities laws. For this purpose, the tax treatment of a transaction is the purported or claimed U.S. income or franchise tax treatment of the transaction and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed U.S. income or franchise tax treatment of the transaction. If the Company plans to disclose information pursuant to the first sentence of this paragraph, the Company shall inform those to whom it discloses any such information that they may not rely upon such information for any purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey is not an expert on, and nothing contained in the materials should be construed as advice with regard to, legal, accounting, regulatory, insurance, tax or other specialist matters. Houlihan Lokey’s role in reviewing any information was limited solely to performing such a review as it deemed necessary to support its own advice and analysis and was not on behalf of the Committee. The materials necessarily are based on financial, economic, market and other conditions as in effect on, and the information available to Houlihan Lokey as of, the date of the materials. Although subsequent developments may affect the contents of the materials, Houlihan Lokey has not undertaken, and is under no obligation, to update, revise or reaffirm the materials, except as may be expressly contemplated by Houlihan Lokey’s engagement letter. The materials are not intended to provide the sole basis for evaluation of the Transaction and do not purport to contain all information that may be required. The materials do not address the underlying business decision of the Company or any other party to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for the Company or any other party. The materials do not constitute any opinion, nor do the materials constitute a recommendation to the Board, the Committee, the Company, any security holder of the Company or any other party as to how to vote or act with respect to any matter relating to the Transaction or otherwise or whether to buy or sell any assets or securities of any company. Houlihan Lokey’s only opinion is the opinion, if any, that is actually delivered to the Committee. In preparing the materials Houlihan Lokey has acted as an independent contractor and nothing in the materials is intended to create or shall be construed as creating a fiduciary or other relationship between Houlihan Lokey and any party. The materials may not reflect information known to other professionals in other business areas of Houlihan Lokey and its affiliates. 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Selecting portions of the analyses, analytic methods and factors without considering all analyses and factors could create a misleading or incomplete view. The materials reflect judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of the participants in the Transaction. Any estimates of value contained in the materials are not necessarily indicative of actual value or predictive of future results or values, which may be significantly more or less favorable. Any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which any assets, businesses or securities may actually be sold. The materials do not constitute a valuation opinion or credit rating. The materials do not address the fairness of any portion or aspect of the Transaction to any party. 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Disclaimer (cont.) All budgets, projections, estimates, financial analyses, reports and other information with respect to operations (including estimates of potential cost savings and expenses) reflected in the materials have been prepared by management of the relevant party or are derived from such budgets, projections, estimates, financial analyses, reports and other information or from other sources, which involve numerous and significant subjective determinations made by management of the relevant party and/or which such management has reviewed and found reasonable. The budgets, projections and estimates (including, without limitation, estimates of potential cost savings and synergies) contained in the materials may or may not be achieved and differences between projected results and those actually achieved may be material. 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